Exhibit 5.1

[TORYS LLP LETTERHEAD]

January 17, 2003

Cognos Incorporated
3755 Riverside Drive
P.O. Box 9707, Station T
Ottawa, Ontario
K1G 4K9

Dear Sirs/Mesdames:

Re: Cognos Incorporated (the "Company") -
Acquisition of Adaytum, Inc. ("Adaytum")

        We have acted as Canadian counsel to the Company in connection with its indirect arm’s length acquisition of Adaytum. Pursuant to the terms of the acquisition, the Company agreed to assume Adaytum options (the “Options”) under which the Company could be required by optionholders to issue up to 857,879 common shares of the Company (the “Shares”).

        We have made such investigations and examined originals or copies, certified or otherwise identified to our satisfaction, of such certificates of public officials and of such other certificates, documents and records as we have considered necessary or relevant for the purposes of the opinions set forth below, including:

(a)	the articles and by-laws of the Company;

(b)	a certificate of an officer of the Company dated January 17, 2003;

(c)	a certified copy of a resolution of the board of directors of the Company; and

(d)	a certificate of compliance dated January 15, 2003 in respect of the Company pursuant to the Canada Business Corporations Act (the “Certificate of Compliance”).

        For the purposes of this opinion, we have assumed, with respect to all documents examined by us, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, notarial, conformed, telecopied or photostatic copies. We have also assumed that the Certificate of Compliance and the certificates of public officials and others referred to above continue to be accurate as at the date hereof with respect to factual matters contained therein and we have not performed any independent check or verification of such factual matters. In expressing the opinion in paragraph 1 below, we have relied, without independent investigation, upon the Certificate of Compliance.

        The opinions set forth below are limited to the laws of the Province of Ontario and the laws of Canada applicable therein, in each case as in effect on the date hereof.

        Based on and relying upon and subject to the foregoing, we are of the opinion that:

1.	The Company is incorporated and existing under the laws of the Province of Ontario.

2.

The Shares to be issued pursuant to the terms of the Options have been conditionally allotted for issuance to the holders of the Options. Upon the exercise of the Options in accordance with the terms thereof and receipt of the consideration therefor by the Company, the Shares will be validly issued and will be outstanding as fully paid and non-assessable common shares of the Company.

        We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Yours very truly,
/s/ Torys LLP